EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No.333-123540) of our report dated June   , 2007, relating to the financial statements and supplemental schedules of Overstock.com 401(k) Plan as of December 31, 2006 and 2005, and for the year ended December 31, 2006, included in this Form 11-K. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2006, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.
Salt Lake City, UT
June 28, 2007